UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2011

INTERMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29801	94-3296648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3280 Bayshore Boulevard

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

In December 2010, InterMune International AG, the wholly-owned Swiss subsidiary of InterMune, Inc. (the “Company”), acquired the Company’s non-U.S. rights to research, develop and commercialize pirfenidone for idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. As a result of this transfer of rights, based on current applicable tax laws, the Company currently anticipates that after it utilizes allowable net operating losses and research and development tax credits its overall effective tax rate will be in the range of 12-15% with respect to Europe and 38-40% with respect to the United States.

With respect to the Company’s United States pirfenidone registration strategy, since May 4, 2010 when the U.S. Food and Drug Administration (FDA) issued a complete response letter for the Company’s New Drug Application (NDA) for pirfenidone for the treatment of patients with IPF, the Company has met with the FDA, completed extensive analyses of the Company’s IPF databases and consulted with a broad set of regulatory, clinical and statistical experts. As recommended by the FDA in its complete response letter, the Company currently plans to conduct a new Phase 3 clinical study that would demonstrate a clinically meaningful effect on forced vital capacity, with the goal of having the first patient enrolled in the study during the first half of 2011. The Company currently has a meeting scheduled with the FDA in March 2011 to discuss its plan for such a new Phase 3 clinical study. The Company has also evaluated alternatives such as (i) formal dispute resolution with the FDA with respect to the Company’s NDA, (ii) resubmission of the NDA including Phase 3 clinical study data from Shionogi & Co. Ltd. and (iii) pursuit of accelerated approval under 21 CFR 314 – Subpart H which defines the process for accelerated approval of new drugs for serious or life-threatening illnesses and currently has no plans to pursue any such alternatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2011	INTERMUNE, INC.

	By:	/S/ JOHN HODGMAN
John Hodgman
Senior Vice President and Chief Financial Officer